Exhibit 5.1

September 4, 2009

Mentor Graphics Corporation

8005 SW Boeckman Road

Wilsonville, Oregon 97070-7777

Re: Registration Statement on Form S-8

I have acted as general counsel for Mentor Graphics Corporation (the “Company”) in connection with the filing of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, covering 284,647 shares of Common Stock, without par value (the “Shares”), of the Company. The Shares will be issued by the Company upon exercise of stock options granted under the LogicVision, Inc. 1994 Flexible Stock Incentive Plan (the “1994 Plan”) and the LogicVision, Inc. Amended and Restated 2000 Stock Incentive Plan (the “2000 Plan” and, together with the 1994 Plan, the “Plans”), which options were assumed by the Company in connection with its acquisition of LogicVision, Inc. In my capacity as general counsel, I have reviewed the corporate actions of the Company in connection with this matter and have examined those documents, corporate records, and other instruments I deemed necessary for the purposes of this opinion.

I am opining herein as to the effect on the subject transaction only of the internal laws of the State of Oregon, and I express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or as to matters of municipal law or the laws of any local agencies within any state.

Based on the foregoing, it is my opinion that, (a) the Company is a corporation duly organized and validly existing under the laws of the State of Oregon, and (b) the Shares are duly authorized by all necessary corporate action of the Company and, when issued and sold in accordance with the terms of the Plans, will be legally and validly issued, fully paid, and nonassessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Dean M. Freed
Dean M. Freed Vice President and General Counsel Mentor Graphics Corporation